EXHIBIT 99.1

August 13, 2004

FROM:

FOR:

The Carideo Group Inc.

Donaldson Company, Inc.

1250 One Financial Plaza

P.O. Box 1299

120 South Sixth Street

Minneapolis, MN  55440

Minneapolis, MN  55402

(NYSE: DCI)

Tony Carideo

Rich Sheffer

(612) 317-2880

(952) 887-3753

Email: tony@carideogroup.com

Email: rsheffer@mail.donaldson.com

FOR IMMEDIATE RELEASE

DONALDSON COMPANY TO APPEAL JUDGMENT

MINNEAPOLIS, Aug. 13 — Donaldson Company, Inc. (NYSE:DCI) announced today the outcome of post trial motions in the jury trial between Donaldson and Engineered Products Company, Inc. (“EPC”). In 1998, EPC filed a patent infringement lawsuit against Donaldson in the U.S. Federal District Court for the Northern District of Iowa. On May 11, 2004, the jury found in favor of EPC on its willful infringement claims against Donaldson. On August 12, 2004, the Court ruled that damages should be approximately $16.0 million. Donaldson intends to vigorously challenge the judgment and will appeal the decision to the Federal Circuit Court of Appeals. This appeal could take up to two years or longer. EPC’s patent expired on May 1, 2001 and will not impact Donaldson’s ongoing business operations. Donaldson confirms previous guidance of delivering its 15th consecutive year of double-digit earnings growth when it issues its fourth quarter earnings release on August 31.

About Donaldson Company, Inc.

Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development.  Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air

Donaldson Company, Inc.
August 13, 2004

purification, off-road equipment and trucks. Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world.  In fiscal year 2003, Donaldson reported sales of more than $1.2 billion and achieved its 14th consecutive year of double-digit earnings growth.  Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI.  Additional company information is available at www.donaldson.com.

# # #